File No. 33-5270 33-16338

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
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Post-Effective Amendment No. 112	[X]
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and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
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Amendment No. 112	[X]
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The Dreyfus/Laurel Funds, Inc. (Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation 200 Park Avenue, New York, New York 10166 (Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 922-6000

Michael A. Rosenberg, Esq. 200 Park Avenue New York, New York 10166 (Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq. Stroock & Stroock & Lavan LLP 180 Maine Lane New York, NY 10038-4982

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing sheet of the Registration Statement.
2.	Part C to the Registration Statement (including signature page).
3.	Exhibits (D)(5) and D(6) to Item 23 to the Registration Statement.

     This Post-Effective Amendment is being filed solely to file amended Sub-Investment Advisory Agreements between The Dreyfus Corporation and Fayez Sarofim & Co, with respect to Dreyfus Core Equity Fund and Dreyfus Tax Managed Growth Fund, as Exhibits D(5) and D(6) to Item 23 to this Registration Statement on Form N-1A.

With respect to Dreyfus Core Equity Fund, parts A and B of Post-Effective Amendment No. 110 to the Registration Statement on Form N-1A filed on December 24, 2008 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein; and

With respect to Dreyfus Tax Managed Growth Fund, parts A and B of Post-Effective Amendment No. 111 to the Registration Statement on Form N-1A filed on February 27, 2009 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

THE DREYFUS/LAUREL FUNDS, INC. (formerly, The Laurel Funds, Inc.) PART C. OTHER INFORMATION

Item 23.	Exhibits

A(1)	Articles of Incorporation dated July 31, 1987. Incorporated by reference to Post-Effective Amendment No. 41 to the Registrant’s Registration Statement on Form N-1A (“Post-Effective Amendment No. 41”).

A(2)	Articles Supplementary dated October 15, 1993 increasing authorized capital stock. Incorporated by reference to
Post-Effective Amendment No. 39 to the Registrant’s Registration Statement on Form N-1A (“Post Effective
Amendment No. 39”).

A(3)	Articles of Amendment dated March 31, 1994. Incorporated by reference to Post-Effective Amendment No. 41.

A(4)	Articles Supplementary dated March 31, 1994 reclassifying shares. Incorporated by reference to Post-Effective
Amendment No. 41.

A(5)	Articles Supplementary dated May 24, 1994 designating and classifying shares. Incorporated by reference to Post-
Effective Amendment No. 39.

A(6)	Articles of Amendment dated October 17, 1994. Incorporated by reference to Post-Effective Amendment No. 31 to the Registrant’s Registration Statement on Form N-1A (“Post-Effective Amendment No. 31”).

A(7)	Articles Supplementary dated December 19, 1994 designating classes. Incorporated by reference to Post-Effective
Amendment No. 32 to the Registrant’s Registration Statement on Form N-1A (“Post-Effective Amendment No.
32”).

A(8)	Articles of Amendment dated June 9, 1995. Incorporated by reference to Post-Effective Amendment No. 39.

A(9)	Articles of Amendment dated August 30, 1995. Incorporated by reference to Post-Effective Amendment No. 39.

A(10)	Articles Supplementary dated August 31, 1995 reclassifying shares. Incorporated by reference to Post-Effective
Amendment No. 39.

A(11)	Articles of Amendment dated October 31, 1995 designating and classifying shares. Incorporated by reference to
Post-Effective Amendment No. 41.

A(12)	Articles of Amendment dated November 22, 1995 designating and reclassifying shares. Incorporated by reference to Post-Effective Amendment No. 41.

A(13)	Articles of Amendment dated July 15, 1996. Incorporated by reference to Post-Effective Amendment No. 53 to the
Registrant’s Registration Statement on Form N-1A (“Post-Effective Amendment No. 53”).

A(14)	Articles of Amendment dated February 27, 1997. Incorporated by reference to Post-Effective Amendment No. 53.

A(15)	Articles of Amendment dated August 13, 1997. Incorporated by reference to Post-Effective Amendment No. 53.

A(16)	Articles of Amendment dated October 30, 1997. Incorporated by reference to Post-Effective Amendment No. 56 to the Registrant’s Registration Statement on Form N-1A.

A(17)	Articles of Amendment dated March 25, 1998. Incorporated by reference to Post-Effective Amendment No. 62 to the Registrant’s Registration Statement on Form N-1A.

A(18)	Articles of Amendment dated July 30, 1998. Incorporated by reference to Post-Effective Amendment No. 67.

A(19)	Articles Supplementary dated August 9, 1999. Incorporated by reference to Post-Effective Amendment No. 76.

A(20)	Articles Supplementary dated March 15, 1999. Incorporated by reference to Post-Effective Amendment No. 76.

A(21)	Articles of Amendment dated March 15, 1999. Incorporated by reference to Post-Effective Amendment No. 76.

A(22)	Articles of Amendment dated January 31, 2002. Incorporated by reference to Post-Effective Amendment No. 83.

A(23)	Articles Supplementary dated January 31, 2002. Incorporated by reference to Post-Effective Amendment No. 83.

A(24)	Articles Supplementary dated May 12, 2004 are incorporated by reference to Post-Effective Amendment No. 89 to
Registrant’s Registration Statement on Form N-1A filed on May 13, 2004.

A(25)	Articles Supplementary dated June 30, 2006 are incorporated by reference to Post-Effective Amendment No. 99 to
Registrant’s Registration Statement on Form N-1A filed on June 29, 2006.

A(26)	Articles Supplementary dated June 25, 2007 are incorporated by reference to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on December 26, 2007.

A(27)	Articles of Amendment dated July 5, 2007 (relating to Dreyfus Premier Balanced Fund, Dreyfus Premier Core
Equity Fund, Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus
Premier Midcap Stock Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax Managed Growth
Fund and Dreyfus Premier Strategic Income Fund) in connection with redesignation of Class R shares as Class I shares. Incorporated by reference to Post-Effective Amendment No. 107 to Registrant’s Registration Statement on
Form N-1A filed on December 27, 2007.

A(28)	Articles of Amendment redesignating Dreyfus Municipal Reserves as Dreyfus AMT-Free Municipal Reserves.
Incorporated by reference to Post-Effective Amendment No. 107 to Registrant’s Registration Statement on Form
N-1A filed on December 24, 2008.

A(29)	Articles Supplementary dated October 14, 2008. Incorporated by reference to Post-Effective Amendment No. 107 to Registrant’s Registration Statement on Form N-1A filed on December 24, 2008.

A(30)	Articles Supplementary dated December 3, 2008. Incorporated by reference to Post-Effective Amendment No. 107 to Registrant’s Registration Statement on Form N-1A filed on December 24, 2008.

B(1)	Amended and restated Bylaws dated February 1, 2006 are incorporated by reference to Post-Effective Amendment
No. 96 to Registrant’s Registration Statement on Form N-1A filed on February 27, 2006.

D(1)	Investment Management Agreement between Mellon Bank, N.A. and the Registrant, dated October 17, 1994.
Incorporated by reference to Post-Effective Amendment No. 41.

D(2)	Assignment and Assumption Agreement among Mellon Bank, N.A., The Dreyfus Corporation and the Registrant,
dated November 1, 1995 (relating to Investment Management Agreement). Incorporated by reference to Post-
Effective Amendment No. 31.

D(3)	Amended Exhibit A to Investment Management Agreement between Mellon Bank, N.A. and the Registrant, dated
April 4, 2000. Incorporated by reference to Post-Effective Amendment No. 67.

D(4)	Management Agreement between the Registrant (on behalf on Dreyfus Premier Strategic Income Fund) and The
Dreyfus Corporation, dated April 20, 2006 is incorporated by reference to Post-Effective Amendment No. 99 to the
Registration Statement on Form N-1A filed on June 29, 2006.

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D(5)	Sub-Investment Advisory Agreement between The Dreyfus Corporation and Fayez Sarofim & Co. with respect to
Dreyfus Core Equity Fund (formerly, Dreyfus Premier Core Equity Fund), dated July 30, 1998 and as amended,
August 3, 2009, is filed herewith.

D(6)	Sub-Investment Advisory Agreement between the Dreyfus Corporation and Fayez Sarofim & Co. with respect to
Dreyfus Premier Tax Managed Growth Fund (formerly, Dreyfus Premier Tax Managed Growth Fund), dated
October 23, 1997 and as amended, August 3, 2009, is filed herewith.
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E(1)	Distribution Agreement dated March 22, 2000 is incorporated by reference to Post-Effective Amendment No. 87 to
Registrant’s Registration Statement on Form N-1A filed on February 27, 2004.

E(2)	Amended Exhibit A (dated April 20, 2006) to Distribution Agreement dated March 22, 2000 (relating to Dreyfus
Premier Strategic Income Fund) is incorporated by reference to Post-Effective Amendment No. 99 to Registrant’s
Registration Statement on Form N-1A filed on June 29, 2006.

E(3)	Forms of Service Agreements are incorporated by reference to Post-Effective Amendment No. 103 to Registrant’s
Registration Statement on Form N-1A filed on February 28, 2007.

E(4)	Forms of Supplemental to Service Agreements are incorporated by reference to Post-Effective Amendment No.
103 to Registrant’s Registration Statement on Form N-1A filed on February 28, 2007.

F	Not Applicable.

G	Form of Custody Agreement between the Registrant and Mellon Bank, N.A. Incorporated by reference to Post-
Effective Amendment No. 79.

H	Amended and Restated Transfer Agency Agreement, dated as of June 1, 2007, between the Registrant and Dreyfus
Transfer, Inc., is incorporated by reference to Post-Effective Amendment No. 108 to Registrant’s Registration
Statement on Form N-1A filed on February 27, 2008.

I(1)	Opinion of counsel. Incorporated by reference to the Registration Statement and to Post-Effective Amendment No.
32, and Post-Effective Amendment No. 56, and Post-Effective Amendment No. 67.

I(2)	Consent and opinion of counsel, dated June 27, 2007, is incorporated by reference to Post-Effective Amendment
No. 105 to the Registration Statement on Form N-1A filed on June 28, 2007.

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J	Consent of Independent Registered Public Accounting Firm, is incorporated by reference to Post-Effective
Amendment No. 111 to the Registration Statement on Form N-1A filed on February 27, 2009.
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K	Letter of Investment Intent. Incorporated by reference to the Registration Statement.

M(1)	Amended and Restated Distribution Plan effective as of March 22, 2000, (relating to Investor Class Shares and
Class A Shares) for Dreyfus Bond Market Index Fund, Dreyfus Money Market Reserves, Dreyfus Municipal
Reserves, Dreyfus U.S. Treasury Reserves, Dreyfus Premier Balanced Fund, Dreyfus Premier Limited Term
Income Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus
Premier Midcap Stock Fund and Dreyfus Premier Large Company Stock Fund is incorporated by reference to Post-
Effective Amendment No. 87 to Registrant’s Registration Statement on Form N-1A filed on February 27, 2004.

M(2)	Amended and Restated Distribution Plan for Dreyfus Disciplined Stock Fund is incorporated by reference to Post-
Effective Amendment No. 61 to the Registrant’s Registration Statement (“Post-Effective Amendment No. 61”).

M(3)	Amended and Restated Distribution Plan, effective as of March 22, 2000 and as revised April 15, 2002, (relating to
Class A shares) for Dreyfus Premier Core Equity Fund is incorporated by reference to Post-Effective Amendment
No. 87 to Registrant’s Registration Statement on Form N-1A filed on February 27, 2004.

M(4)	Distribution Plan, as revised April 15, 2002, (relating to Class B and Class C shares) for Dreyfus Premier Balanced
Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax
Managed Growth Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Large Company Stock Fund and
Dreyfus Premier Core Equity Fund is incorporated by reference to Post-Effective Amendment No. 87 to
Registrant’s Registration Statement on Form N-1A filed on February 27, 2004.

M(5)	Revised Distribution Plan dated April 15, 2002 (relating to Class T shares) for Dreyfus Premier Tax Managed
Growth Fund, Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus
Premier Balanced Fund, Dreyfus Premier Small Cap Value Fund and Dreyfus Premier Core Equity Fund is
incorporated by reference to Post-Effective Amendment No. 87 to Registrant’s Registration Statement on Form N-
1A filed on February 27, 2004.

M(6)	Distribution Plan dated April 20, 2006 (relating to Class C) for Dreyfus Premier Strategic Income Fund is
incorporated by reference to Post-Effective Amendment No. 99 to Registrant’s Registration Statement on Form N-
1A filed on June 29, 2006.

M(7)	Distribution Plan, as revised April 26, 2007, (relating to Class B shares) for Dreyfus Municipal Reserves is incorporated by reference to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form
N-1A filed on May 1, 2007.

M(8)	Amended and Restated Service Plan, effective as of March 22, 2000, (relating to Class B, Class C and Class T shares) for Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier
Balanced Fund, Dreyfus Premier Tax Managed Growth Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus
Premier Core Equity Fund and (relating to Class B and Class C shares) Dreyfus Premier Limited Term Income
Fund. Incorporated by reference to Post-Effective Amendment No. 81.

M(9)	Amended and Restated Shareholder Servicing Plan, effective as of March 22, 2000, for Dreyfus Institutional
Government Money Market Fund, Dreyfus Institutional Prime Money Market Fund and Dreyfus U.S. Treasury
Money Market Fund. Incorporated by reference to Post-Effective Amendment No. 77.

M(10)	Shareholder Services Plan dated April 20, 2006 for Dreyfus Premier Strategic Income Fund is incorporated by reference to Post-Effective Amendment No. 99 to Registrant’s Registration Statement on Form N-1A filed on June
29, 2006.

M(11)	Shareholder Services Plan, dated April 26, 2007, (relating to Class B shares) for Dreyfus Municipal Reserves is incorporated by reference to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form
N-1A filed on May 1, 2007.

N(1)	Amended Rule 18f-3 Plan for Dreyfus Bond Market Index Fund, dated December 31, 1999. Incorporated by reference to Post-Effective Amendment No. 76 to Registrant’s Registration Statement on Form N-1A filed on
February 17, 2000.

N(2)	Rule 18f-3 Plan, as revised April 26, 2007, for Dreyfus Money Market Reserves, Dreyfus Municipal Reserves and
Dreyfus U.S. Treasury Reserves is incorporated by reference to Post-Effective Amendment No. 104 to Registrant’s
Registration Statement on Form N-1A filed on May 1, 2007.
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N(3)	Rule 18f-3 Plan, amended as of February 4, 2009, for Dreyfus Large Company Stock Fund, Dreyfus Tax Managed
Growth Fund, Dreyfus Small Cap Value Fund and Dreyfus Core Equity Fund (relating to Class A, Class B, Class C
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and Class I shares, as applicable), is incorporated by reference to Post-Effective Amendment No. 111 to the
Registration Statement on Form N-1A filed on February 27, 2009.
.
N(4)	Rule 18f-3 Plan, amended as of February 4, 2009, for Dreyfus Strategic Income Fund (relating to Class A, Class C and Class I), is incorporated by reference to Post-Effective Amendment No. 111 to the Registration Statement on
Form N-1A filed on February 27, 2009.
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P(1)	Code of Ethics adopted by the Registrant is incorporated by reference to Post-Effective Amendment No. 108 to
Registrant’s Registration Statement on Form N-1A filed on February 27, 2008.

P(2)	Code of Ethics adopted by the Sub-Investment Adviser to the Registrant. Incorporated by reference to Post-
Effective Amendment No. 95 to Registrant’s Registration Statement on Form N-1A filed on December 28, 2005.
Other Exhibits
(1)	Power of Attorney of J. David Officer and James Windels, dated January 23, 2007 is incorporated by reference to
(other exhibits) of Post-Effective Amendment No. 103 to the Registration Statement on Form N-1A, filed on
February 28, 2007.

(2)	Power of Attorney of the Directors dated March 16, 2000. Incorporated by reference to Post-Effective No. 84.

(3)	Certificate of Assistant Secretary dated December 28, 2005. Incorporated by reference to Post-Effective
Amendment No. 95

Item 24. Persons Controlled by or under Common Control with Registrant

Not applicable.
Item 25. Indemnification

     The Registrant’s charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorneys’ fees and other litigation expenses, settlements, fines and penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant. These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office. Reference is hereby made to the following:

     Article Tenth of the Registrant’s Articles of Incorporation and any amendments thereto, Article X of Registrant’s Amended and Restated Bylaws, Section 2-418 of the Maryland General Corporation Law and Section 1.11 of the Distribution Agreement.

Item 26. Business and Other Connections of Investment Adviser

     (a) The Dreyfus Corporation (“Dreyfus”) and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as investment adviser, sub-investment adviser or administrator.

     (b) The Registrant (on behalf of Dreyfus Core Equity Fund and Dreyfus Tax Managed Growth Fund (the “Funds”)) is fulfilling the requirement of this Item 26(b) to provide a list of the officers and directors of Fayez Sarofim & Co., the sub-investment adviser of the Funds, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Fayez Sarofim & Co., or those of its officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Fayez Sarofim & Co. (SEC File No. 801-1725).

ITEM 26.	Business and Other Connections of Investment Adviser (continued)

Officers and Directors of Investment Adviser

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Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Jonathan Baum	MBSC Securities Corporation++	Chief Executive Officer	3/08 - Present
Chief Executive Officer		Chairman of the Board	3/08 - Present
and Chair of the Board		Director	6/07 - 3/08
		Executive Vice President	6/07 - 3/08

	Dreyfus Service Corporation++	Director	8/06 - 6/07
		Executive Vice President	8/06 - 6/07

J. Charles Cardona	MBSC Securities Corporation++	Director	6/07 - Present
President and Director		Executive Vice President	6/07 - Present

	Universal Liquidity Funds plc+	Director	4/06 - Present

	Dreyfus Service Corporation++	Executive Vice President	2/97 – 6/07
		Director	8/00 – 6/07

Diane P. Durnin	None
Vice Chair and Director

Phillip N. Maisano	The Bank of New York Mellon *****	Senior Vice President	7/08 – Present
Director, Vice Chair and
Chief Investment Officer

	BNY Mellon, National Association +	Senior Vice President	7/08 – Present

	Mellon Bank, N.A.+	Senior Vice President	4/06 – 6/08

	BNY Alcentra Group Holdings, Inc.++	Director	10/07 – Present

	BNY Mellon Investment Office GP LLC*	Manager	4/07 – Present

	Mellon Global Alternative Investments Limited	Director	8/06 - Present
London, England

	Pareto Investment Management Limited	Director	4/08 - Present
London, England

	The Boston Company Asset Management NY,	Manager	10/07 - Present
LLC*

	The Boston Company Asset Management, LLC*	Manager	12/06 - Present

	Urdang Capital Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	EACM Advisors LLC	Chairman of Board	8/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940

	Founders Asset Management LLC****	Member, Board of	11/06 - Present
Managers
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Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Standish Mellon Asset Management Company,	Board Member	12/06 - Present
LLC
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408

	Mellon Capital Management Corporation***	Director	12/06 - Present

	Mellon Equity Associates, LLP+	Board Member	12/06 – 12/07

	Newton Management Limited	Board Member	12/06 – Present
London, England

	Franklin Portfolio Associates, LLC*	Board Member	12/06 – Present

Mitchell E. Harris	Standish Mellon Asset Management Company	Chairman	2/05 - Present
Director	LLC	Chief Executive Officer	8/04 - Present
	Mellon Financial Center	Member, Board of	10/04 – Present
	201 Washington Street	Managers
Boston, MA 02108-4408

	Alcentra NY, LLC++	Manager	1/08 – Present

	Alcentra US, Inc. ++	Director	1/08 – Present

	Alcentra, Inc. ++	Director	1/08 – Present

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 – Present

	Pareto New York LLC++	Manager	11/07 – Present

	Standish Ventures LLC	President	12/05 – Present
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
		Manager	12/05 – Present

	Palomar Management	Director	12/97 – Present
London, England

	Palomar Management Holdings Limited	Director	12/97 – Present
London, England

	Pareto Investment Management Limited	Director	9/04 – Present
London, England

	MAM (DE) Trust+++++	President	10/05 – 1/07
		Member of Board of	10/05 – 1/07
Trustees

	MAM (MA) Holding Trust+++++	President	10/05 – 1/07
		Member of Board of	10/05 – 1/07
Trustees
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Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Ronald P. O’Hanley	The Bank of New York Mellon Corporation *****	Vice Chairman	7/07 – Present
Director
	Mellon Financial Corporation+	Vice Chairman	6/01 – 6/07
	Mellon Trust of New England, N.A. *	Vice Chairman	4/05 - 6/08
	The Bank of New York Mellon *****	Vice Chairman	7/08 – Present
	BNY Mellon, National Association +	Vice Chairman	7/08 – Present
	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 – Present
	BNY Mellon Investment Office GP LLC+	Manager	4/07 – Present
	EACM Advisors LLC	Manager	6/04 – Present
200 Connecticut Avenue
Norwalk, CT 06854-1940
	Ivy Asset Management Corp.	Director	12/07 – Present
One Jericho Plaza
Jericho, NY 11753
	Neptune LLC+++++	Chairman	7/98 – Present
		President	7/98 – Present
		Member, Management	6/98 – Present
Committee
	Pareto Investment Management Limited	Director	9/04 – Present
London, England
	The Boston Company Asset Management NY,	Manager	10/07 – Present
LLC*
	The Boston Company Asset Management, LLC*	Manager	12/97 – Present
	The Boston Company Holding, LLC*	Vice Chairman	2/07 – Present
	Walter Scott & Partners Limited	Director	10/06 – Present
Edinburgh, Scotland
	WestLB Mellon Asset Management Holdings	Director	4/06 – Present
Limited
Dusseldorf, Germany
	Mellon Bank, N.A. +	Vice Chairman	6/01 – 6/08
	Standish Mellon Asset Management Company,	Board Member	7/01 – Present
LLC
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
	Franklin Portfolio Holdings, LLC*	Director	12/00 - Present
	Franklin Portfolio Associates, LLC*	Director	4/97 – Present
	Pareto Partners (NY) ++	Partner Representative	2/00 – Present

	Buck Consultants, Inc.++	Director	7/97 – Present
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Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Newton Management Limited	Executive Committee	10/98 - Present
	London, England	Member
		Director	10/98 – Present

	BNY Mellon Asset Management Japan Limited	Director	6/06 - Present
Tokyo, Japan

	TBCAM Holdings, LLC*	Director	1/98 – Present

	MAM (MA) Holding Trust+++++	Trustee	6/03 – Present

	MAM (DE) Trust+++++	Trustee	6/03 – Present

	Pareto Partners	Partner Representative	5/97 – Present
The Bank of New York Mellon Centre
160 Queen Victoria Street
London England

	Mellon Capital Management Corporation***	Director	2/97 – Present

	Mellon Equity Associates, LLP+	Executive Committee	1/98 – 12/07
Member
		Chairman	1/98 – 12/07

	Mellon Global Investing Corp.*	Director	5/97 – Present
		Chairman	5/97 - Present
		Chief Executive Officer	5/97 – Present

Cyrus Taraporevala	Urdang Capital Management, Inc.	Director	10/07 - Present
Director	630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	The Boston Company Asset Management NY,	Manager	08/06 – Present
LLC*

	The Boston Company Asset Management LLC*	Manager	01/08 – Present

	BNY Mellon, National Association+	Senior Vice President	07/06 - Present

	The Bank of New York Mellon*****	Senior Vice President	07/06 - Present

Scott E. Wennerholm	Mellon Capital Management Corporation***	Director	10/05 – Present
Director

	Newton Management Limited	Director	1/06 – Present
London, England

	Gannett Welsh & Kotler LLC	Manager	11/07 – Present
	222 Berkley Street	Administrator	11/07 – Present
Boston, MA 02116

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 – Present

	Ivy Asset Management Corp.	Director	12/07 – Present
One Jericho Plaza
Jericho, NY 11753
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Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Urdang Capital Management, Inc.	Director	10/07 – Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 – Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	EACM Advisors LLC	Manager	6/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940

	Franklin Portfolio Associates LLC*	Manager	1/06 – Present

	The Boston Company Asset Management NY,	Manager	10/07 – Present
LLC*

	The Boston Company Asset Management LLC*	Manager	10/05 – Present

	Pareto Investment Management Limited	Director	3/06 – Present
London, England

	Mellon Equity Associates, LLP+	Executive Committee	10/05 – 12/07
Member

	Standish Mellon Asset Management Company,	Member, Board of	10/05 – Present
	LLC	Managers
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408

	The Boston Company Holding, LLC*	Member, Board of	4/06 – Present
Managers

	The Bank of New York Mellon *****	Senior Vice President	7/08 - Present

	BNY Mellon, National Association +	Senior Vice President	7/08 – Present

	Mellon Bank, N.A. +	Senior Vice President	10/05 – 6/08

	Mellon Trust of New England, N. A.*	Director	4/06 – 6/08
		Senior Vice President	10/05 – 6/08

	MAM (DE) Trust+++++	Member of Board of	1/07 – Present
Trustees

	MAM (MA) Holding Trust+++++	Member of Board of	1/07 – Present
Trustees
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Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Bradley J. Skapyak	MBSC Securities Corporation++	Executive Vice President	6/07 – Present
Chief Operating Officer
and Director
	Dreyfus Service Corporation++	Executive Vice President	2/07 – 6/07
		Senior Vice President	10/97 – 2/07

	The Bank of New York Mellon****	Senior Vice President	4/07 - Present

Dwight Jacobsen	Pioneer Investments	Senior Vice President	4/06 – 12/07
Executive Vice President	60 State Street
and Director	Boston, Massachusetts

Patrice M. Kozlowski	None
Senior Vice President –
Corporate
Communications

Gary Pierce	The Bank of New York Mellon *****	Vice President	7/08 - Present
Controller

	BNY Mellon, National Association +	Vice President	7/08 - Present

	The Dreyfus Trust Company+++	Chief Financial Officer	7/05 – 6/08
		Treasurer	7/05 – 6/08

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 – Present

	MBSC, LLC++	Chief Financial Officer	7/05 – 6/07
		Manager, Board of	7/05 – 6/07
Managers

	MBSC Securities Corporation++	Director	6/07 – Present
		Chief Financial Officer	6/07 – Present

	Dreyfus Service Corporation++	Director	7/05 – 6/07
		Chief Financial Officer	7/05 – 6/07

	Founders Asset Management, LLC****	Assistant Treasurer	7/06 – Present

	Dreyfus Consumer Credit	Treasurer	7/05 – Present
Corporation ++

	Dreyfus Transfer, Inc. ++	Chief Financial Officer	7/05 – Present

	Dreyfus Service	Treasurer	7/05 – Present
Organization, Inc.++
	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 – Present

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Joseph W. Connolly	The Dreyfus Family of Funds++	Chief Compliance	10/04 – Present
Chief Compliance Officer		Officer
	Laurel Capital Advisors, LLP+	Chief Compliance	4/05 – Present
Officer
	The Mellon Funds Trust++	Chief Compliance	10/04 – Present
Officer
	MBSC, LLC++	Chief Compliance	10/04 – 6/07
Officer
	MBSC Securities Corporation++	Chief Compliance	6/07 – Present
Officer
	Dreyfus Service Corporation++	Chief Compliance	10/04 – 6/07
Officer

Gary E. Abbs	The Bank of New York Mellon+	First Vice President and	12/96 – Present
Vice President – Tax		Manager of Tax
Compliance

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Chairman	01/09 – Present
		President	01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Jill Gill	Mellon Financial Corporation +	Vice President	10/01 – 6/07
Vice President –
Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present

	The Bank of New York Mellon *****	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Mellon Bank N.A. +	Vice President	10/06 – 6/08

	Dreyfus Service Corporation++	Vice President	10/06 – 6/07

Joanne S. Huber	The Bank of New York Mellon+	State & Local	07/1/07 –
Vice President – Tax		Compliance Manager	Present

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Vice President – Tax	01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Anthony Mayo	None
Vice President –
Information Systems

John E. Lane	A P Colorado, Inc. +	Vice President – Real	8/07 – Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 – 9/07
Estate and Leases
	Allomon Corporation+	Vice President– Real	8/07 – Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	AP Residential Realty, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	AP Wheels, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	BNY Mellon, National Association +	Vice President – Real	7/08 – Present
Estate and Leases
	Citmelex Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Eagle Investment Systems LLC	Vice President– Real	8/07 – Present
	65 LaSalle Road	Estate and Leases
West Hartford, CT 06107
	East Properties Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	FSFC, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	Holiday Properties, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	MBC Investments Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 – Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Bank Community Development	Vice President– Real	11/07 – Present
	Corporation+	Estate and Leases

	Mellon Capital Management Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 – Present
Estate and Leases
	Mellon Funding Corporation+	Vice President– Real	12/07 – Present
Estate and Leases
	Mellon Holdings, LLC+	Vice President– Real	12/07 – Present
Estate and Leases
	Mellon International Leasing Company+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Private Trust Company, National	Vice President– Real	8/07 – 1/08
	Association+	Estate and Leases

	Mellon Securities Trust Company+	Vice President– Real	8/07 – 7/08
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 – 07/08
Estate and Leases
	Mellon Trust Company of New England, N.A.+	Vice President– Real	8/07 – 6/08
Estate and Leases
	Mellon Trust Company of New York LLC++	Vice President– Real	8/07 – 6/08
Estate and Leases
	Mellon Ventures, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	Melnamor Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	MFS Leasing Corp. +	Vice President– Real	7/07 – Present
Estate and Leases
	MMIP, LLC+	Vice President– Real	8/07 – Present
Estate and Leases
	Pareto New York LLC++	Vice President– Real	10/07 – Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Pontus, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases
	Promenade, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	RECR, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	SKAP #7+	Vice President– Real	8/07 – 11/07
Estate and Leases
	Technology Services Group, Inc.*****	Senior Vice President	6/06 – Present

	Tennesee Processing Center LLC*****	Managing Director	5/08 – Present
		Senior Vice President	4/04 – 5/08

	Texas AP, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	The Bank of New York Mellon*****	Vice President – Real	7/08 – Present
Estate and Leases
	The Bank of New York Mellon Corporation*****	Executive Vice President	8/07 – Present

	Trilem, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
Jeanne M. Login	A P Colorado, Inc. +	Vice President– Real	8/07 – Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 – 9/07
Estate and Leases
	Allomon Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	AP Residential Realty, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	AP Wheels, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	APT Holdings Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	BNY Investment Management Services LLC++++	Vice President– Real	1/01 – Present
Estate and Leases
	BNY Mellon, National Association +	Vice President – Real	7/08 – Present
Estate and Leases
	Citmelex Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Eagle Investment Systems LLC+	Vice President– Real	8/07 – Present
Estate and Leases
	East Properties Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	FSFC, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	Holiday Properties, Inc. +	Vice President– Real	8/07 – Present
Estate and Leases
	MBC Investments Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 – Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Mellon Bank Community Development	Vice President – Real	11/07 – Present
	Corporation+	Estate and Leases

	Mellon Capital Management Corporation+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 – Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 – Present
Estate and Leases
	Mellon Funding Corporation+	Vice President – Real	12/07 – Present
Estate and Leases
	Mellon Holdings LLC+	Vice President – Real	12/07 – Present
Estate and Leases
	Mellon International Leasing Company+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 – Present
Estate and Leases
	Mellon Private Trust Company, National	Vice President – Real	8/07 – 1/08
	Association+	Estate and Leases

	Mellon Securities Trust Company+	Vice President – Real	8/07 – 7/08
Estate and Leases
	Mellon Trust of New England, N.A. *	Vice President – Real	8/07 – 6/08
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 – 7/08
Estate and Leases
	MFS Leasing Corp. +	Vice President– Real	7/07 – Present
Estate and Leases
	MMIP, LLC+	Vice President– Real	8/07 – Present
Estate and Leases
	Pontus, Inc. +	Vice President– Real	7/07 – Present
Estate and Leases
	Promenade, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	RECR, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	SKAP #7+	Vice President – Real	8/07 – 11/07
Estate and Leases
	Tennesee Processing Center LLC*****	Managing Director	5/08 – Present
		Senior Vice President	4/04 – 5/08

	Texas AP, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases
	The Bank of New York Mellon*****	Vice President – Real	7/08 – Present
Estate and Leases
	Trilem, Inc. +	Vice President – Real	8/07 – Present
Estate and Leases

James Bitetto	MBSC Securities Corporation++	Assistant Secretary	6/07 – Present
Secretary
	Dreyfus Service Corporation++	Assistant Secretary	8/98 – 6/07

	Dreyfus Service Organization, Inc.++	Secretary	8/05 – Present

	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - Present
		Director	2/02 – 7/06

	Founders Asset Management LLC****	Assistant Secretary	3/09 – Present

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 595 Market Street, Suite 3000, San Francisco, California 94105.
****	The address of the business so indicated is 210 University Blvd., Suite 800, Denver, Colorado 80206.
*****	The address of the business so indicated is One Wall Street, New York, New York 10286.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 27. Principal Underwriters

     (a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:

1.	Advantage Funds, Inc.
2.	BNY Mellon Funds Trust
3.	CitizensSelect Funds
4.	Dreyfus Appreciation Fund, Inc.
5.	Dreyfus BASIC Money Market Fund, Inc.
6.	Dreyfus BASIC U.S. Government Money Market Fund
7.	Dreyfus BASIC U.S. Mortgage Securities Fund
8.	Dreyfus Bond Funds, Inc.
9.	Dreyfus Cash Management
10.	Dreyfus Cash Management Plus, Inc.
11.	Dreyfus Connecticut Municipal Money Market Fund, Inc.
12.	Dreyfus Funds, Inc.
13.	The Dreyfus Fund Incorporated
14.	Dreyfus Government Cash Management Funds
15.	Dreyfus Growth and Income Fund, Inc.
16.	Dreyfus Index Funds, Inc.
17.	Dreyfus Institutional Cash Advantage Funds
18.	Dreyfus Institutional Money Market Fund
19.	Dreyfus Institutional Preferred Money Market Funds
20.	Dreyfus Institutional Reserves Funds
21.	Dreyfus Intermediate Municipal Bond Fund, Inc.
22.	Dreyfus International Funds, Inc.
23.	Dreyfus Investment Funds
24.	Dreyfus Investment Grade Funds, Inc.
25.	Dreyfus Investment Portfolios
26.	The Dreyfus/Laurel Funds, Inc.
27.	The Dreyfus/Laurel Funds Trust
28.	The Dreyfus/Laurel Tax-Free Municipal Funds
29.	Dreyfus LifeTime Portfolios, Inc.
30.	Dreyfus Liquid Assets, Inc.
31.	Dreyfus Manager Funds I
32.	Dreyfus Manager Funds II
33.	Dreyfus Massachusetts Municipal Money Market Fund
34.	Dreyfus Midcap Index Fund, Inc.
35.	Dreyfus Money Market Instruments, Inc.
36.	Dreyfus Municipal Bond Opportunity Fund
37.	Dreyfus Municipal Cash Management Plus
38.	Dreyfus Municipal Funds, Inc.
39.	Dreyfus Municipal Money Market Fund, Inc.
40.	Dreyfus New Jersey Municipal Bond Fund, Inc.
41.	Dreyfus New Jersey Municipal Money Market Fund, Inc.
42.	Dreyfus New York AMT-Free Municipal Bond Fund
43.	Dreyfus New York AMT-Free Municipal Money Market Fund
44.	Dreyfus New York Municipal Cash Management
45.	Dreyfus New York Tax Exempt Bond Fund, Inc.

46.	Dreyfus Opportunity Funds
47.	Dreyfus Pennsylvania Municipal Money Market Fund
48.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
49.	Dreyfus Premier Equity Funds, Inc.
50.	Dreyfus Premier GNMA Fund, Inc.
51.	Dreyfus Premier Investment Funds, Inc.
52.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
53.	Dreyfus Premier Worldwide Growth Fund, Inc.
54.	Dreyfus Research Growth Fund, Inc.
55.	Dreyfus State Municipal Bond Funds
56.	Dreyfus Stock Funds
57.	Dreyfus Short-Intermediate Government Fund
58.	The Dreyfus Socially Responsible Growth Fund, Inc.
59.	Dreyfus Stock Index Fund, Inc.
60.	Dreyfus Tax Exempt Cash Management Funds
61.	The Dreyfus Third Century Fund, Inc.
62.	Dreyfus Treasury & Agency Cash Management
63.	Dreyfus Treasury Prime Cash Management
64.	Dreyfus U.S. Treasury Intermediate Term Fund
65.	Dreyfus U.S. Treasury Long Term Fund
66.	Dreyfus 100% U.S. Treasury Money Market Fund
67.	Dreyfus Variable Investment Fund
68.	Dreyfus Worldwide Dollar Money Market Fund, Inc.
69.	General California Municipal Money Market Fund
70.	General Government Securities Money Market Funds, Inc.
71.	General Money Market Fund, Inc.
72.	General Municipal Money Market Funds, Inc.
73.	General New York Municipal Bond Fund, Inc.
74.	General New York Municipal Money Market Fund
75.	Strategic Funds, Inc.

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

Jon R. Baum*	Chief Executive Officer and Chairman of the Board	None
J. David Officer*	President and Director	President
Ken Bradle**	Executive Vice President and Director	None
Robert G. Capone*****	Executive Vice President and Director	None
J. Charles Cardona*	Executive Vice President and Director	None
Sue Ann Cormack**	Executive Vice President	None
Dwight D. Jacobsen*	Executive Vice President and Director	None
Mark A. Keleher******	Executive Vice President	None
William H. Maresca*	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman****	Executive Vice President	None
James Neiland*	Executive Vice President	None
Sean O’Neil*****	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Noreen Ross*	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	None
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Marc S. Isaacson**	Senior Vice President	None
Denise B. Kneeland*****	Senior Vice President	None
Mary T. Lomasney*****	Senior Vice President	None
Barbara A. McCann*****	Senior Vice President	None
Christine Carr Smith******	Senior Vice President	None
Ronald Jamison*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Stephen Storen*	Chief Compliance Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
William Germenis*	Vice President – Compliance and Anti-Money Laundering	Anti-Money Laundering
	Officer	Compliance Officer
Karin L. Waldmann*	Privacy Officer	None
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
John E. Lane*******	Vice President – Real Estate and Leases	None
Jeanne M. Login*******	Vice President – Real Estate and Leases	None
Edward A. Markward*	Vice President – Compliance	None
Paul Molloy*	Vice President	None
Anthony Nunez*	Vice President – Finance	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels*	Vice President	Treasurer

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

James Bitetto*	Assistant Secretary	Vice President and
Assistant Secretary
James D. Muir*	Assistant Secretary	None
Ken Christoffersen***	Assistant Secretary	None
*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is 210 University Blvd., Suite 800, Denver, CO 80206.
****	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
*****	Principal business address is One Boston Place, Boston, MA 02108.
******	Principal business address is 595 Market Street, San Francisco, CA 94105.
*******	Principal business address is 101 Barclay Street, New York 10286.

Item 28.	Location of Accounts and Records

1.	The Bank of New York Mellon
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

2.	DST Systems, Inc.
1055 Broadway
Kansas City, MO 64105

3.	The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Item 29.	Management Services

Not Applicable

Item 30.	Undertakings

None

SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 24th day of July, 2009.


THE DREYFUS/LAUREL FUNDS TRUST

BY: /s/J. David Officer* /s/J. David Officer, President

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/J. David Officer*	President (Principal Executive Officer)	7/24/2009

J. David Officer

/s/James Windels*	Treasurer (Principal Financial and	7/24/2009
Accounting Officer)
James Windels

/s/Joseph S. DiMartino*	Trustee, Chairman of the Board	7/24/2009

Joseph S. DiMartino

/s/James M. Fitzgibbons*	Trustee	7/24/2009

James M. Fitzgibbons

/s/Kenneth A. Himmel*	Trustee	7/24/2009

Kenneth A. Himmel

/s/Stephen J. Lockwood*	Trustee	7/24/2009

Stephen J. Lockwood

/s/Roslyn M. Watson*	Trustee	7/24/2009

Roslyn M. Watson

/s/Benaree Pratt Wiley*	Trustee	7/24/2009

Benaree Pratt Wiley
*By:	/s/James Bitetto

Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit No.

D(5)	Sub-Investment Advisory Agreement between The Dreyfus Corporation and Fayez
Sarofim & Co. with respect to Dreyfus Core Equity Fund (formerly, Dreyfus Premier
Core Equity Fund), dated July 30, 1998 and as amended, August 3, 2009.

D(6)	Sub-Investment Advisory Agreement between the Dreyfus Corporation and Fayez
Sarofim & Co. with respect to Dreyfus Premier Tax Managed Growth Fund (formerly,
Dreyfus Premier Tax Managed Growth Fund), dated October 23, 1997 and as amended,
August 3, 2009.